News From

Buena, NJ 08310

Release Date: December 13, 2005	Exhibit 99.1

Contact:	Frank Gerardi
Chairman & Chief Executive Officer
IGI, Inc.
856-697-1441 ext. 102
www.askigi.com

IGI EXTENDS DELIVERY TECHNOLOGY RIGHTS FOR TEN ADDITIONAL YEARS

Buena, New Jersey - December 13, 2005 - IGI, Inc. (AMEX: IG) announces today that it has extended until December 2015 its exclusive license from Novavax (NVAX) for the use of Novasome® lipid vesicle encapsulation technology, micellar nano-particles, and the Ultrasponge® Technology. The technologies are for use in human dermatological products for localized usage at the delivery zone, including cosmetics, consumer products, photographic chemicals and other specialty chemicals, which include blood substitutes containing hemoglobin and other oxygen carrying materials; and processes for making the same. Included in the exclusive license are animal pharmaceuticals and vaccines. IGI also has exclusive rights for the technologies for flavors, fragrances, herbicides, insecticides and pesticides and other applications.

Excluded are dermatologically administered pharmaceuticals, which are delivered systemically through the skin, anti-infectives for treating infectious pathogens, replacement hormone therapy, spermacides and viracides.

This license will allow the continued development of IGI's proprietary PTH 1-34 Novasome® A cream for the treatment and prevention of psoriasis which has been licensed to Manhattan Pharmaceuticals, and PTH 7-34 for alopecia, the prevention of hair loss of women undergoing chemotherapy for breast cancer.

IGI's current clients using the Novasome® technology include Estee Lauder, Johnson & Johnson, Chattem, Genesis Pharmaceutical, a division of Pierre Fab, Apollo Pharmaceuticals, Infusion Biotechnologies and others.

IGI is a company committed to growth by applying proprietary technologies to achieve cost-effective solutions for varied customer needs. IGI offers the patented Novasome® lipid vesicle encapsulation technology which contributes value-added qualities to cosmetics, skin care products, dermatological formulations and other consumer products, providing improved dermal absorption, low potential for irritations, controlled and sustained release as well as improved stability. IGI has licensed Novasome® lipid vesicle encapsulation technology to leading global dermatological and skin care companies including Johnson & Johnson Consumer Products, Inc., Estee Lauder Companies, Chattem Inc., Genesis Pharmaceutical, Inc. and Apollo Pharmaceutical, Inc., and recently sub-licensed the rights to obtain FDA approval for and market IGI's PTH (1-34) compound using Novasome® lipid vesicle encapsulation technology for psoriasis, which is slated for Phase II clinical trials, to Tarpan Pharmaceuticals, Inc. IGI is also exploring the licensing of the topical PTH (7-34) compound for the prevention/treatment of chemotherapy induced-alopecia in patients undergoing chemotherapy.

This report contains forward-looking statements relating to IGI's hopes and expectations for the future. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as "will," "possible," "one time," "provides an opportunity," "continue" and similar expressions are intended to identify forward-looking statements. Such statements involve a number of risks and uncertainties and actual future events and results could differ materially from those indicated by such forward-looking statements due to general economic conditions, and the risk factors detailed in IGI's periodic reports and registration statements filed with the Securities and Exchange Commission.

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